EXHIBIT 23.1

                   CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

          The Board of Directors
          ECKERD CORPORATION AND SUBSIDIARIES:

          We consent to the use of our audit reports dated March 18, 1994 on the consolidated financial statements and related financial statement schedules of Eckerd Corporation and Subsidiaries included in its Annual Report on Form 10-K as of January 29, 1994 and January 30, 1993, and the fiscal years ended January 29, 1994, January 30, 1993 and February 1, 1992, as amended by its Annual Report on Form 10-K/A for such periods, incorporated by reference into the Prospectus (the "Prospectus"), which forms a part of the Registration Statement on Form S-3 of the Company originally filed on the date hereof, and to the reference to this Firm under the heading "Experts" in the Prospectus.

          /s/ KPMG PEAT MARWICK LLP

          TAMPA, FLORIDA
          November 21, 1994